                                  Exhibit 3.4

               CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF
                   INCORPORATION OF NETWORK PERIPHERALS INC.

      Network Peripherals Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation", does hereby certify that:

      1.    The amendment to the Corporation's Certificate of Incorporation set
            forth below was duly adopted in accordance with the provisions of
            Section 242 and has been consented to by the stockholders at a meeting called in accordance with Section 222 of the General
            Corporation Law of the State of Delaware.

      2.    Article FIRST is amended to read in its entirety as follows:

            "The name of the corporation is FalconStor Software, Inc. (the
            "Corporation").

      3.    Article FOURTH, subparagraph (A), is amended to read in its entirety as follows:

            "(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and
            "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Two Million (102,000,000)
            shares. One Hundred Million (100,000,000) shares shall be Common
            Stock, $0.001 par value per share, and Two Million (2,000,000)
            shares shall be Preferred Stock, $0.001 par value per share."

      IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed and attested by its duly authorized officer on this 22nd day of August,
2001

                                               /s/ James Regal
                                               -------------------------
                                               James Regel,
                                               Chief Executive Officer